Exhibit 99.1

NYSE: WPZ
Date: Nov. 30, 2005
Williams Partners L.P. Elects New Board Member
     TULSA, Okla. — Thomas C. Knudson has been elected as an independent board member of the board of directors for the general partner of Williams Partners L.P. (NYSE:WPZ). He will serve on the board’s audit, conflicts and compensation committees.
     Knudson, 59, is a retired senior vice president of ConocoPhillips. During his tenure, he held management responsibilities in the company’s midstream and exploration and production businesses and later served in various corporate roles.
     He also currently serves as a director for Offshore Logistics, Inc., a provider of helicopter transportation, maintenance and related services to the offshore oil and gas industry, and for NATCO Group Inc., a leading provider of wellhead process equipment, systems and services used in the production of oil and gas.
     Knudson also serves as an adjunct professor of management for Rice University’s Jesse H. Jones Graduate School of Management.
     Knudson holds bachelor’s and master’s degrees in aerospace engineering from the U.S. Naval Academy and a juris doctorate from George Washington University.
     The Williams Companies, Inc. (NYSE:WMB) and certain of its affiliates own approximately 60 percent of Williams Partners L.P., including common units, subordinated units and its general partner interest.
     The Williams Partners board membership includes Steve Malcolm, Don Chappel, Phil Wright and Alan Armstrong, who all are affiliated with Williams; Knudson; Alice Peterson, president of Chicago-based Listen Up Group, LLC, a provider of governance- and ethics-related services; and Bill Parker, a retired executive vice president of Phillips Petroleum Company.
About Williams Partners L.P. (NYSE:WPZ)
Williams Partners L.P. primarily gathers, transports and processes natural gas and fractionates and stores natural gas liquids. The general partner is Williams Partners GP LLC. More information is at www.williamslp.com

Contact:	Brad Church
Williams (media relations)
(918) 573-3332

Richard George
Williams (investor relations)
(918) 573-3679
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This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements.